Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement of Hartman Commercial Properties REIT on Form S-11 of our report dated February 17, 2006, except for Note 11, the date of which is March 9, 2006, and Note 7, the date of which is March 31, 2006 on the audit of the consolidated financial statements of Hartman Commercial Properties REIT for the years ended December 31, 2005, 2004 and 2003; our report dated March 28, 2003 on the Statement of Revenue and Certain Expenses for 2002 Acquisition Properties for the years ended December 31, 2001 and 2000; our report dated February 24, 2004 on the Statement of Revenue and Certain Expenses of Windsor Park Shopping Centre for the year ended December 31, 2002; our report dated January 6, 2006 on the Statement of Revenue and Certain Expenses for 9101 LBJ Freeway for the year ended December 31, 2004; and our report dated January 6, 2006 on the Statement of Revenue and Certain Expenses of Uptown Tower for the year ended December 31, 2004 included herein and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 3 to such Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 28, 2006